RETIREMENT AGREEMENT

THIS AGREEMENT, dated as of August 11, 2009 (the “Agreement”), by and between Southwestern Energy Company, a Delaware corporation (the “Company”), and Harold M. Korell (the “Executive”).

WHEREAS, in order to further induce Executive to continue as the Executive Chairman of the Company until at least March 31, 2010, the parties intend that this Agreement establish the terms and conditions of Executive’s future retirement from employment with the Company and continuation thereafter solely as a director of the Company;

NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Agreement, the Company and the Executive hereby agree as follows:

1.

Retirement Date and Duties.  Effective as of May 19, 2009, the Executive resigned his position as Chief Executive Officer of the Company, and agreed to remain a director of certain of the Company’s subsidiaries and a director and the Executive Chairman of the Company’s Board of Directors until the later of (i) March 31, 2010 or (ii) the date upon which the Executive discontinues service in such capacity (the “Retirement Date”).  Effective on the Retirement Date, the Executive’s employment shall terminate, and the Executive shall cease to be an officer and employee of the Company but shall remain a director of the Company and its subsidiaries, so long as the Executive agrees to stand for re-election and subject to his re-election and removal.

2.

Compensation and Benefits as Executive Chairman.  From the date hereof through the Retirement Date:

(i)

the Company shall continue to pay the Executive the annual base salary of $600,000 established for the position of Executive Chairman, payable on a prorated basis according to the Company’s normal payroll practices, less normal and appropriate withholdings;

(ii)

the Executive shall remain eligible for his cash incentive bonus payable for fiscal 2009 under the Company’s Incentive Compensation Plan, based upon his 2009 salaries and the achievement by the Company of the previously established performance objectives;

(iii)

at a minimum, and in lieu of the regular long-term incentives granted to executives of the Company in accordance with past compensation practices, the Compensation Committee of the Board of Directors shall grant the Executive as Executive Chairman of the Company special long-term incentive awards under the Company’s 2004 Stock Incentive Plan (the “Stock Plan”) equivalent in nature and amount to the long-term incentive awards granted to non-employee directors, which amount may be increased at the discretion of the Compensation Committee of the Board of Directors to reflect the Executive’s continuing duties as both an employee and director of the Company;

(iv)

the Executive shall be entitled to vacation, holiday and benefit time and shall continue to participate in the Company’s health and dental insurance plans, medical reimbursement plans, disability and life insurance plans, 401(k) plans, pension and retirement plans and any other plans in which the Executive was eligible to participate as the Company’s Chief Executive Officer, with the same Company contributions, if any, as in effect prior to his resignation as the Company’s Chief Executive Officer; and

(v)

the Executive shall receive with other similarly situated executives of the Company, all of the perquisites to be established by the Company, including but not limited the payment of dues for one social club, an annual car allowance, an annual estate and financial planning allowance, participation in a medical reimbursement plan that covers all out-of-pocket expenses, an annual complete personal physical exam and use the Company’s corporate aircraft for business-associated personal use on limited occasions.

3.

Retirement Payment and Benefits.  Subject to the provisions of Section 15 of this Agreement and in consideration for the Executive’s obligations under this Agreement, effective upon the Retirement Date, the Company shall pay and provide the Executive with the payments and benefits described in this Section 3 (the “Retirement Payments and Benefits”).  The Retirement Payment and Benefits shall consist of the following:

(i)

The Executive’s balance in his account as of the Payment Date (as hereinafter defined) under the Company’s Nonqualified Retirement Plan will be paid to him in a single lump sum as promptly as practicable after the first business day following the six-month anniversary of the Retirement Date (the “Payment Date”).

(ii)

For so long as the Executive is a director of the Company, the Executive shall receive the same compensation as the other non-employee directors of the Company and the Company will provide the Executive with coverage under the Company’s standard medical, dental and vision plans to the same extent, and offering the same benefits, as the Company provides to the other non-employee directors.

(iii)

All unvested stock options granted to the Executive pursuant to the Stock Plan shall vest and become exercisable as of the Retirement Date (the “Accelerated Options”) and all of the Executive’s outstanding options, including the Accelerated Options, will remain exercisable until their respective original expiration dates as set forth in the stock option agreements.

(iv)

All restricted stock granted to the Executive pursuant the Stock Plan that is unvested shall vest as of the Retirement Date (the “Accelerated Restricted Stock”).

(v)

With respect to the performance units granted to the Executive under the Company’s 2002 Performance Unit Plan (the “Performance Unit Plan”) and vested as of the Retirement Date, the Executive shall be paid, at the time that payment is due and required to be made under the Performance Unit Plan, the amounts to which he is entitled under the performance units in accordance with the overall level of achievement under the original grant or upon a Change of Control (as defined in the Performance Unit Plan).

(vii)

The Company shall make a lump-sum payment to the Executive in respect of any unused vacation time as of the Retirement Date.

(viii)

To the extent that the Executive elects to receive a lump-sum payment under the Company’s Supplemental Retirement Plan, such amount will be paid to him in a single lump sum on the Payment Date.

4.

Other.  If at any time following the Retirement Date, the Executive provides any advisory or consulting services to the Company, the Company will reimburse the Executive for any and all reasonable and proper expenses that are permitted under the Company’s business expense and travel policies incident to the rendition of the advisory and consultative services requested and rendered hereunder, including usage of Company aircraft in connection with acting as the Company’s representative with respect to industry-related organizations.  In addition, for a period of five (5) years following the Retirement Date, the Company will provide the Executive with fully equipped office space (which office space may be located at a location separate from the Company’s Houston headquarters), including computers, telephones, portable communication devices and secretarial and IT support, in each case at the Company’s expense and the same as or similar to what the Company provides to the Executive at the date of this Agreement.

5.

Release by the Executive.

(i)

Release.  In consideration of the Retirement Payment and Benefits under Section 3, and after consultation with counsel, the Executive, and each of the Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company and any of its subsidiaries, affiliates or predecessors (collectively, the “Company Group”) and each of their respective officers, employees, directors, shareholders and agents from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims arising under Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act of 1993, or any other federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of the Executive’s employment relationship with and service as an employee, officer or director of the Company Group, and the termination of such relationship or service; provided, however, that the release set forth in this Section 6(i) shall not apply to (a) the obligations of the Company under this Agreement or (b) any indemnification rights the Executive may have (x) under the Amended and Restated Indemnity Agreement between the Company and Executive or (y) in accordance with the Company’s governance instruments or under any director and officer liability insurance maintained by the Company with respect to liabilities arising as a result of the Executive’s service as an officer and employee of the Company (collectively, the “Company’s Indemnification Obligations”). The Releasors further agree that the Retirement Payment and Benefits shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against the Company Group arising out of the Executive’s employment relationship or the Executive’s service as an employee, officer and director of the Company Group and the termination thereof.

(ii)

Specific Release of ADEA Claims.  In further consideration of the Retirement Payment and Benefits, the Releasors hereby unconditionally release and forever discharge the

Company Group, and each of their respective officers, employees, directors, shareholders and agents from any and all Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, the Executive hereby acknowledges and confirms the following: (a) the Executive was advised by the Company to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive's release of claims arising under ADEA and, the Executive has in fact consulted with an attorney; (b) the Executive was given a period of not fewer than twenty-one (21) days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; (c) the Executive is providing the release and discharge set forth in this Section 6(ii) only in exchange for consideration in addition to anything of value to which the Executive is already entitled; and (d) that the Executive knowingly and voluntarily accepts the terms of this Agreement.

(iii)

No Assignment.  The Executive represents and warrants that he has not assigned any of the Claims being released under this Section 6.

(iv)

Claims.  The Executive agrees that he has not instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit, or administrative agency proceeding, or action at law or otherwise against any member of the Company Group or any of their respective officers, employees, directors, shareholders or agents with respect to the matters covered in subparagraphs (i) and (ii) of this Section 6 and will not do so.

6.

Revocation.  This Agreement may be revoked by the Executive by a written instrument within the seven (7)-day period commencing on the date the Executive signs this Agreement (the “Revocation Period”).  In the event of any such revocation by the Executive, all obligations of the parties under this Agreement shall terminate and be of no further force and effect as of the date of such revocation. No such revocation by the Executive shall be effective unless it is in writing and signed by the Executive and received by the Company prior to the expiration of the Revocation Period.

7.

Death.  In the event of the Executive's death, with respect to any payments, entitlements or benefits payable or due hereunder, references in this Agreement to “the Executive” shall be deemed to refer, where appropriate, to the Executive's legal representatives or his beneficiary or beneficiaries.

8.

Notices.  All notices required to be given hereunder shall be given in writing, by personal delivery or by mail at the respective addresses of the parties hereto set forth above, or at such other address as may be designated in writing by either party, and in the case of the Company, to the attention of the General Counsel of the Company.  Any notice given by mail shall be deemed to have been given three days following such mailing. Copies of all notices to the Executive shall be given to Harold M. Korell, 3333 Allen Parkway, #2708, Houston, Texas 77019.

9.

Assignment and Successors.  This Agreement may not be assigned by the Executive or the Company except that the Company may assign this Agreement to any successor in interest to the Company, provided that such assignee assumes all of the obligations of the Company hereunder. As used in this Agreement, “the Company” shall mean the Company as defined above and any successor to its business and/or assets which by reason hereof assumes and agrees to perform this Agreement by operation of law, or otherwise.

10.

Governing Law.  This Agreement shall be governed by the laws of the State of Delaware, and any action to enforce the terms and conditions hereof shall be brought exclusively in the courts of the State of Delaware.  The parties also acknowledge and agree this Agreement involves a sum of money in excess of $100,000 and therefore the terms of Title 6, Section 2708, of the Delaware Code shall be applicable to any action brought hereunder.  Further, the Executive hereby submits to the jurisdiction of the courts of the State of Delaware for the purpose of litigating any action brought to enforce the terms and conditions of this Agreement.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

11.

No Implied Contract.  The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement.

12.

Entire Understanding; Amendments; Definitions.  This Agreement contains the entire understanding of the parties hereto relating to the subject matter herein contained, supersedes all prior agreements, understandings and writings except for (i) the Company’s Indemnification Obligations and (ii) any Executive Severance Agreement between the Executive and the Company which shall not be deemed to be superseded by this Agreement until the Retirement Date, and can be amended only by a writing signed by both parties hereto.

13.

Waivers.  Waiver by either the Executive or by the Company of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

14.

Deductions and Withholdings.  All amounts payable under this Agreement shall be paid less deductions and income and payroll tax withholdings as may be required under applicable law and any benefits and perquisites provided to the Executive under this Agreement shall be taxable to the Executive as may be required under applicable law.

15.

Section 409A.

(a)

The Company acknowledges that the Executive is a “specified employee” as defined and applied in Section 409A of the Internal Revenue Code, as amended (the “Code”), and as such, may be subject to the imposition of certain excise taxes, surtaxes or other similar taxes, interest and other penalties with respect to amounts or benefits payable under this Agreement in connection with his resignation hereunder in the event such payments or other benefits are found to constitute deferred compensation payments under Section 409A of the Code. Therefore, notwithstanding anything to the contrary in this Agreement, as of the Retirement Date, any Retirement Payment and Benefits or other payments due hereunder, that may constitute deferred compensation payments under Section 409A of the Code may not commence to the Executive until the Payment Date, except to the extent any regulations or guidance issued by the Internal Revenue Service under Section 409A of the Code does not subject such payments or benefits to Section 409A; provided, that any payments in respect of any Retirement Payment and Benefits due to the Executive under Section 3 (whether payable in a lump sum or in installments in accordance with the Company’s regular payroll practices or otherwise) that were so delayed during such six-month period shall be paid in the aggregate as soon as administratively practicable following the Payment Date; provided further, that the delivery to the Executive of any equity of the Company pursuant to Section 3 that was also so delayed during such six-month period will be delivered to him as soon as practicable following the Payment Date.  Notwithstanding the foregoing, in the event of the Executive’s death, the Executive shall be entitled to the amounts required to be paid on the Payment Date under Section 3 as of the first business day of the month immediately following such event and the Company shall make the required payments as promptly as practicable following such date.

(b)

Furthermore, if prior to the Payment Date, Section 409A is modified to allow for any of the payments to be provided hereunder to the Executive to be made prior to the Payment Date without additional cost to the Executive by reason of such earlier payments, then all such payments shall be accelerated and shall be made as promptly as practicable following the release of the modifications to Section 409A, in accordance with the terms of these modifications.

(c)

If any provision of this Agreement contravenes any regulations or Department of Treasury guidance promulgated under Section 409A of the Code, or could cause any amounts or benefits hereunder to be subject to taxes, interest or penalties under Section 409A of the Code, the Company may, in its sole discretion and without the Executive’s consent, modify the Agreement to: (i) comply with, or avoid being subject to, Section 409A of the Code and avoid the imposition of taxes, interest and penalties under Section 409A of the Code, and (ii) maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A of the Code. This Section 16 is not intended to create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under the Agreement will not be subject to interest and penalties under Section 409A of the Code.

(d)

If the amount of any excise taxes, surtaxes or other similar taxes, interest or penalties imposed against the Executive as a result of his agreeing to remain as Executive Chairman until the Retirement Date are greater than the amount of excise taxes, surtaxes or other similar taxes, interest or penalties that would have been imposed against the Executive if he had retired on May 19, 2009, the Company shall agree to pay any such excess excise taxes, surtaxes or other similar taxes, interest and penalties on behalf of the Executive.

16.

Counterparts.   This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

17.

Headings.   The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise expressly provided for in this Agreement, the word “including” or ay variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXECUTIVE

SOUTHWESTERN ENERGY COMPANY

By:__/s/ HAROLD M. KORELL    ____

By:__/s/ VELLO A. KUUSKRAA_________

HAROLD M. KORELL

Name:

Vello A. Kuuskraa

Title:

Chairman – Compensation Committee